Exhibit 99.1

SMC Announces Financial Results for the Three and Six Months Ended June 30, 2017

MIDLAND, VA. - Smith-Midland Corporation (OTCQX: SMID) announced that the Company reported total revenue of $10.7 million for the three months ended June 30, 2016, compared to $9.6 million for the same period in 2016, an increase of $1.1 million, or 11%. The pre-tax income for the three months ended June 30, 2017 was $1,074,653 compared to pre-tax income of $637,924 for the same period in 2016, or an increase of $436,729. The Company had net income of $711,653 for the three months ended June 30, 2017, compared to net income of $418,924 for the same period in 2016, or an increase of $292,729. The basic and diluted earnings per share were $0.14 for the three months ended June 30, 2017, while the basic and diluted earnings per share were $0.09 and $0.08 for the same period in 2016, respectively.

The Company reported total revenue of $20.2 million for the six months ended June 30, 2017, compared to $17.7 million for the same period in 2016, an increase of $2.5 million, or 14%. The pre-tax income for the six months ended June 30, 2017 was $2,417,854 compared to pre-tax income of $485,148 for the same period in 2016, or an increase of $1,932,706. The Company had net income of $1,568,854 for the six months ended June 30, 2017, compared to net income of $329,148 for the same period in 2016, or an increase of $1,239,706. The basic and diluted earnings per share were $0.31 for the six months ended June 30, 2017, while the basic and diluted earnings per share were $0.07 for the same periods in 2016.

Rodney Smith, Chairman and CEO stated, “Smith-Midland’s earnings continue to demonstrate our ability to generate profitable returns on a quarter by quarter basis. Lean process improvements and our commitment to customer satisfaction have helped drive quality performance to the bottom line results. With an increase in the current backlog to $30.2 million, the Company is well positioned to continue its profitability into 2018.

“With the purchase order for safety barrier on the I-395 High Occupancy Toll lane project in Northern Virginia, the Company will begin producing J-J Hooks safety barrier seven days a week to meet the delivery dates required within the contract. The Company is currently bidding on additional large safety barrier projects, as well as the highway soundwall that is included on several projects. We are confident to be awarded a portion of both safety barrier and soundwall contracts out for bid.”

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products for use primarily in the construction, transportation and utilities industries.

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, general business and economic conditions, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For more complete information on Smith-Midland Corporation, visit the Company’s web site at SMITHMIDLAND.com. The “Investor Relations” area will include the Company’s Form
10-K.

Media Inquiries:
William A. Kenter, 540-439-3266
wkenter@smithmidland.com
Sales Inquiries:
info@smithmidland.com